SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 8, 2003



                             FIVE STAR PRODUCTS, INC
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                     033-78252                 13-3729186
---------------------------------     ---------------           ----------------
(State or other Jurisdiction          (Commission               (I.R.S. Employer
 of Incorporation File Number)        Identification No.)




777 Westchester Avenue, White Plains, NY                             10604
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(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code:  (914) 249-9700



                                       N/A
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          (Former name or former address, if changed since last report)

Item 1.  Changes in Control of Registrant.
------   ---------------------------------

         On October 8, 2003, GP Strategies Corporation ("GP") converted $500,000 principal amount of the Senior Unsecured 8% Note due September 30, 2004 of Five Star Products, Inc. (the "Company") into 2,000,000 shares of the Company's common stock. In consideration for GP agreeing to convert at a conversion price of $0.25 per share, which is more than twice the $0.11 closing market price of the Company's common stock on the day prior to approval of the transaction, the Company agreed to terminate the voting agreement between GP and the Company. The voting agreement, which by its terms would in any event have terminated on June 30, 2004, provided that GP (i) would vote its Company common stock so that not more than 50% of the members of the Company's board of directors would be officers or directors of GP and (ii) would vote on matters other than the election of directors in the same proportion as the other stockholders of the Company.

         This transaction, which was approved by a Special Committee of the Company's board of directors comprised of an independent non-management director who is unaffiliated with GP, increased GP's ownership in the Company from approximately 48% to approximately 54% of the outstanding Company common stock. In addition, GP continues to own the remaining $3 million principal amount of the Company's Senior Unsecured 8% Note due September 30, 2004.

         This transaction may have resulted in a change of control of the Company.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Five Star Products, Inc.

Date: October 13, 2003

                                     Andrea D. Kantor, Vice President and
                                     General Counsel